Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Second Quarter 2016 Results

(July 13, 2016) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2016 of $1,644,000, a $48,000, or 3.0% increase, over the $1,596,000 earned during the second quarter of 2015. Net income for the six months ended June 30, 2016, was $3,556,000, a $494,000, or 16.1% increase, over the same period in 2015. Basic and diluted earnings per share for the second quarter of 2016 were $0.58 compared to $0.56 for the same period in 2015. Year-to-date earnings per share were $1.25 in 2016 compared to $1.07 in 2015.

For the quarter ended June 30, 2016, the Corporation’s net interest income (NII) decreased $230,000, or 4.0%, as a result of $1,117,000 of accelerated amortization on unexpected calls of two U.S. Sub-Agency bonds issued by CoBank and AgriBank, co-operatives of the Farm Credit Administration (FCA). Both co-operatives conducted calls based on regulatory changes. Outside of this event the Corporation’s second quarter NII would have reflected an increase of $887,000 or 15.4%. For the six months ended June 30, 2016, the Corporation’s NII decreased by $13,000, or 0.1%. Absent the CoBank and AgriBank calls, which resulted in year-to-date accelerated amortization of $1,519,000, NII would have reflected a $1,506,000, or 13.0% increase, over the six months ended June 30, 2015.

The Corporation’s loan interest income increased by $530,000, or 10.5%, and $1,020,000, or 10.2%, for the three and six months ended June 30, 2016, respectively. Higher loan income was caused by the increase in the Prime rate in December of 2015, which caused variable-rate loan income to increase. In addition, deposit costs decreased by $97,000, or 15.9%, and $225,000, or 17.5%, for the three and six months ended June 30, 2016, respectively, while borrowing costs decreased by $97,000, or 28.4%, and $172,000, or 25.3%, respectively, for the same periods. Offsetting these items, interest on securities decreased by $979,000, or 60.8%, and $1,405,000, or 41.6%, for the three and six months ended June 30, 2016, down significantly due to the unexpected calls on the two U.S. Sub-Agency bonds.

The Corporation recorded $50,000 of provision expense in the second quarter of 2016, compared to $100,000 in the second quarter of 2015. No provision expense was recorded for the six-month period ended June 30, 2016, compared to provision expense of $300,000 for the six months ended June 30, 2015, representing a $300,000 increase in income in 2016 compared to 2015. The decrease in provision expense for both periods was the result of more recoveries than charge-offs in 2016. In 2015, the Corporation had $272,000 of first quarter charge-offs, which resulted in more charge-offs than recoveries for the period ended June 30, 2015. For the six-month period ended June 30, 2016, the Corporation had $169,000 of net recoveries, compared to $193,000 of net charge-offs in the same period of 2015. Improving risk factors and adjustments to qualitative factors also resulted in a lower required provision amount for 2016. Although loan growth was significant during the six months ended June 30, 2016, the allowance for loan loss calculation indicated an excess allowance due to improving trends in delinquent, non-performing, and classified loans. The allowance as a percentage of total loans was 1.32% as of June 30, 2016, compared to 1.50% as of June 30, 2015.

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ENB FINANCIAL CORP

The gains from the sale of securities increased by $338,000, or 56.3%, and $505,000, or 43.5%, for the three and six months ended June 30, 2016, compared to the same periods in 2015. The Corporation was able to generate $938,000 and $1,666,000 of net gains on the sale of securities for the three months and six months ended June 30, 2016, compared to $600,000 and $1,161,000 for the same periods in 2015. Market interest rates in the first six months of 2016 remained very low from an historical standpoint with marked decreases at the end of the second quarter, providing management with opportunities to sell securities at large gains and reposition assets.

The gain on the sale of mortgages increased by $161,000, or 68.2%, and by $163,000, or 41.9%, for the three and six months ended June 30, 2016, compared to the same periods in 2015. The Corporation began expanding its mortgage division in 2014, which continued into 2015, with the goal of increasing the Corporation’s mortgage market share. The expansion resulted in much higher mortgage volumes with sharper increases beginning at the end of 2015. This has carried into 2016, assisted by lower market rates, resulting in significant increases in mortgage gains in 2016 compared to the prior year.

Total operating expenses increased $525,000, or 8.5%, and $857,000, or 6.9%, for the three and six months ended June 30, 2016, compared to the same periods in 2015. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $366,000, or 10.0%, and $635,000, or 8.6%, for the three and six months ended June 30, 2016, compared to the same periods in 2015. The salary and benefit costs are elevated primarily due to additional personnel as well as increased benefit costs driven by higher health insurance premiums.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2016 were 0.71% and 6.79%, respectively, compared to 0.74% and 6.85% for the second quarter of 2015. For the six months ended June 30, 2016, the Corporation’s annualized ROA was 0.78%, compared to 0.71% in 2015, while the ROE was 7.40%, compared to 6.61% for the same period in 2015.

As of June 30, 2016, the Corporation had total assets of $939.9 million, up 8.1%; total stockholders’ equity of $99.5 million, up 7.3%; total deposits of $769.9 million, up 9.6%; and total loans of $548.0 million, up 13.0%, from the balances as of June 30, 2015.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from eleven locations in northern Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

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ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
(in thousands, except per share and percentage data)

	June 30,
	2016	2015	%
Balance Sheet (EOP)	$	$	Change

Securities	287,210	296,059	-3.0%
Total loans	547,990	484,803	13.0%
Allowance for loan losses	7,247	7,249	0.0%
Total assets	939,907	869,688	8.1%
Deposits	769,859	702,550	9.6%
Total borrowings	68,780	72,024	-4.5%
Stockholders' equity	99,511	92,706	7.3%

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Income Statement	$	$	$	$

Net interest income	5,537	5,767	11,612	11,625
Provision for loan losses	50	100	-	300
Noninterest income	3,087	2,394	5,738	4,595
Noninterest expense	6,712	6,187	13,194	12,337
Income before taxes	1,862	1,874	4,156	3,583
Provision for income taxes	218	278	600	521
Net income	1,644	1,596	3,556	3,062

Per Share Data
Earnings per share	0.58	0.56	1.25	1.07
Dividends per share	0.27	0.27	0.54	0.54

Earnings Ratios
Return on average assets (ROA)	0.71%	0.74%	0.78%	0.71%
Return on average stockholders' equity (ROE)	6.79%	6.85%	7.40%	6.61%
Net interest margin	2.81%	3.08%	2.95%	3.11%
Efficiency ratio	81.65%	77.05%	78.86%	77.24%

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